Exhibit 99.1

News

Contact:    Courtney Boone
412.433.6791
Sarah Cassella
412.433.6777

FOR IMMEDIATE RELEASE

U. S. STEEL EXECUTIVE VICE PRESIDENTAND CHIEF FINANCIAL OFFICER GRETCHEN R. HAGGERTY TO RETIRE

PITTSBURGH, July 9, 2013 – United States Steel Corporation (NYSE: X) Chairman and Chief Executive Officer John P. Surma announced today that Executive Vice President and Chief Financial Officer Gretchen R. Haggerty has informed the company of her plan to retire in 2013 after 37 years with the company, including a decade as its chief financial officer.
Commenting on Haggerty’s career, Surma said, “Gretchen has been our chief financial officer during some of the most challenging periods for our industry. She has represented our company with extraordinary grace and dignity, and her wise stewardship of our financial affairs has been enormously beneficial to our stakeholders. We are fortunate to have benefitted from her financial expertise and dedication throughout her career and, particularly, for her leadership during the most recent critical period of the financial crisis and the protracted economic recovery. The timing of her retirement will enable a smooth and thorough transition process to her successor.”
U. S. Steel is undertaking a comprehensive search for a new chief financial officer.
Haggerty began her career with U. S. Steel in the company’s tax division in 1976. In 1991, she was elected vice president and treasurer of USX Corporation, becoming the first female executive in the company’s history. In 1998, she was named vice president – accounting and finance for U. S. Steel and assumed the position of senior vice president and controller in January 2002. In May 2002, she was
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elected senior vice president and treasurer, and in March 2003, she was promoted to executive vice president, treasurer and chief financial officer. In October 2004, she relinquished the title of treasurer and has continued as executive vice president and chief financial officer.
Additionally, Haggerty is chairman of the United States Steel and Carnegie Pension Fund and is a member of the Investment Committee of the fund. She serves on the board of directors of USG Corporation, the Strategic Investment Fund, the Pennsylvania Business Council and the United Way of Allegheny County. Last month, she completed her term as president of The Duquesne Club, the first female president in the club’s history. She is a member of Financial Executives International, the Allegheny Country Bar Association, and is a certified public accountant (inactive) in the state of Ohio.
A native of Pittsburgh, Haggerty earned a Bachelor of Science degree in accounting from Case Western Reserve University in Cleveland and a law degree from Duquesne University in Pittsburgh.
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For more information about U. S. Steel, visit www.ussteel.com.